SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Definitive Proxy Statement
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Quest Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October     , 2003

To our Shareholders:

We invite you to attend our Special Meeting of Shareholders, which will be held on                     , _                        , 2003, at 10:00 a.m., Pacific Time, at our principal executive offices located at 8001 Irvine Center Drive, Irvine, California 92618.

The actions to be taken at the Special Meeting are described in detail in the enclosed Proxy Statement and Notice of Special Meeting. We encourage you to read these materials.

Please use this opportunity to take part in the affairs of Quest Software by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card promptly, using the enclosed postage-prepaid envelope. You can also vote by telephone or via the Internet. See Internet and Telephone Voting in the Proxy Statement for more details and follow the instructions on your proxy card.

All shareholders who attend the meeting will be required to present valid picture identification, such as a driver’s license. Registration will begin at 9:00 a.m.

We look forward to seeing you at our Special Meeting.

Sincerely,

Vincent C. Smith,

Chairman of the Board

and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    , 2003

A Special Meeting of Shareholders of Quest Software, Inc., a California corporation, will be held on                     ,                     , 2003 at 10:00 a.m., Pacific Time, at the Company’s principal executive offices located at 8001 Irvine Center Drive, Irvine, California 92618, for the following purposes:

1.	To approve an amendment to our 1999 Stock Incentive Plan and 2001 Stock Incentive Plan to permit the exchange of options issued thereunder having an exercise price of U.S. $14.00 per share or higher for a lesser number of new options to be granted at least six months and one day from the date of cancellation of the surrendered options; and

2.	To approve an amendment to our Bylaws to increase the minimum number of directors from four to five and the maximum number of directors from seven to nine, so that the authorized number of directors will be a range of five to nine.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record as of the close of business on October 7, 2003 are entitled to notice of and to vote at the Special Meeting.

All shareholders are invited to attend the Special Meeting in person. However, to ensure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided for that purpose, or to vote electronically via the Internet or by telephone. Instructions for electronic voting are provided on page 2 of the Proxy Statement. Any shareholder attending the Special Meeting may vote in person even if he or she has previously returned a proxy card.

By order of the Board of Directors,

J. Michael Vaughn,

Secretary

Irvine, California

October     , 2003

QUEST SOFTWARE, INC.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quest Software, Inc., a California corporation (“Quest”), for the Special Meeting of Shareholders of Quest to be held on [__], [__], 2003 at 10:00 a.m., Pacific Time, and at any adjournment thereof. The purpose of the Special Meeting is set forth in this Proxy Statement and in the accompanying Notice of Special Meeting of Shareholders. The Special Meeting will be held at our principal executive offices, located at 8001 Irvine Center Drive, Irvine, California 92618, and the telephone number at that location is (949) 754-8000.

Quest intends to mail definitive copies of these proxy solicitation materials to shareholders on or about October 13, 2003.

Procedural Matters

Shareholders of record as of the close of business on October 7, 2003 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were                          shares of Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock held on the Record Date on each matter presented at the Special Meeting.

All shares entitled to vote and be represented by properly executed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. No other matters may be presented for consideration at the Special Meeting.

A shareholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by attending the Special Meeting and voting in person, or by delivering to Quest’s Corporate Secretary, at the principal executive offices of Quest referred to above, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

Quest will bear the cost of this solicitation. Quest has retained the services of MacKenzie Partners, Inc. to assist in obtaining proxies from brokers and nominees of shareholders for the Special Meeting. The estimated cost of such services is $5,000, plus out-of-pocket expenses. In addition, Quest will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Certain of Quest’s directors, officers and regular employees may solicit proxies personally or by telephone, facsimile or telegram, without additional compensation.

Quorum; Abstentions and Broker Non-Votes

The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business. Quest intends to include abstentions and broker non-votes (i.e., shares held in “street name” as to which voting instructions have not been received from the beneficial owners or persons entitled to vote) as present or represented for purposes of establishing a quorum, but to exclude abstentions and broker non-votes from the calculation of the shares represented and voting with respect to any proposal. Members of the New York Stock Exchange holding shares in “street name” are prohibited from voting or giving a proxy on a proposal relating to equity compensation plans when the beneficial owner of the shares has given voting instructions on such proposal. Accordingly, abstentions and broker non-votes will not have an effect on the proposals to amend the 1999 Stock Incentive Plan and the 2001 Stock Incentive Plan to permit the option exchange and to amend our Bylaws to change the number of authorized directors.

Internet and Telephone Voting

Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP’s program.

Registered shareholders may vote electronically through the Internet by following the instructions included with their proxy card. Shareholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Special Meeting.

The deadline for voting through the Internet or by telephone is 12:00 midnight Eastern Time on                     ,     , 2003.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of the Company’s Common Stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, and beneficial ownership includes shares issuable upon exercise of stock options that are exercisable or will become exercisable within 60 days of the Record Date. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Quest Software, Inc., 8001 Irvine Center Drive, Irvine, California 92618.

Name of Beneficial Owner	Number Of Shares Beneficially Owned	Percent Of Shares Outstanding
Vincent C. Smith (1)
David M. Doyle (2)
FMR Corp. (3) 82 Devonshire Street Boston, MA 02109	6,296,935
Eyal M. Aronoff (4)
M. Brinkley Morse (5)
Jerry Murdock, Jr. (6)
Raymond J. Lane (7)
Doran G. Machin (8)
Augustine L. Nieto (9)
Kevin Klausmeyer (10)
All executive officers and directors as a group (10 persons)

*	Less than 1%

(1)	Includes an aggregate of 152,400 shares held in the names of Mr. Smith’s minor children and 1,040 shares held by Mr. Smith as custodian for his minor children. Includes an aggregate of 33,198,900 shares held through limited liability companies, including 2,606,600 shares owned by Techdollars, LLC, a limited liability company controlled by Mr. Smith, that are subject to a pre-paid variable share forward contract. Includes 47,060 shares held by the Vincent C. Smith Charitable Remainder Trust, of which Mr. Smith is the trustee. Includes shares issuable upon exercise of stock options.

(2)	Includes 134,740 shares held by the Doyle Charitable Remainder Trust, of which Mr. Doyle is the trustee, and 327,552 shares owned by DMD Partnership. Includes shares that are subject to variable delivery forward contracts entered into by Mr. Doyle. Includes shares issuable upon exercise of stock options.

(3)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003.

(4)	Includes (i) an aggregate of shares held by the Aronoff Community Property Trust;

(ii) an aggregate of 42,894 shares held in the names of Mr. Aronoff’s minor children and 1,040 shares held by Mr. Aronoff as custodian for his minor children; and (iii) 178,000 shares held by Tower Holdings LLC. Includes shares issuable upon exercise of stock options. Mr. Aronoff took a leave of absence from Quest effective June 3, 2003.

(5)	Includes shares issuable upon exercise of stock options.

(6)	Includes 2,274 shares owned by Insight Venture Associates II, LLC, of which Mr. Murdock is a managing member. Mr. Murdock disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein, which may not be readily determinable. Also includes 45,000 shares issuable upon exercise of stock options.

(7)	Includes 80,000 shares issuable upon exercise of stock options.

(8)	Includes 45,000 shares issuable upon exercise of stock options.

(9)	Includes 50,000 shares issuable upon exercise of stock options.

(10)	Includes 50,000 shares issuable upon exercise of stock options.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the years ended December 31, 2000, 2001 and 2002 all compensation received for services rendered to Quest in all capacities by our chief executive officer and each of the other four most highly compensated executive officers. These officers are referred to in this Proxy Statement as the Named Executive Officers.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary($)		Bonus ($)(1)	Other Annual Compen- sation ($) (2)	Securities Underlying Options(#)	All Other Compensation ($) (3)
Vincent C. Smith (4) Chief Executive Officer	2002 2001 2000	$	— 263,542 275,000	— — —	$38,728 31,971 20,806	800,000 785,000 —	$	— 1,500 2,500
David M. Doyle President	2002 2001 2000		216,667 275,000 275,000	— — —	28,032 69,550 23,258	— 100,000 —		1,500 1,500 2,500
Eyal M. Aronoff (4) (5) Chief Technical Officer	2002 2001 2000		— 230,000 230,000	— — —	19,239 21,874 13,878	600,000 750,000 —		719 1,500 2,500
M. Brinkley Morse (6) Vice President, Finance & Operations	2002 2001 —		200,000 191,667 —	$50,000 50,000 —	— — —	200,000 650,000 —		— — —

(1)	Includes performance bonuses accrued in the year of service whether paid during the year of service or thereafter.

(2)	These amounts represent automobile expenses paid by Quest. For 2001, these amounts also include $11,916 for

Mr. Smith and $46,674 for Mr. Doyle for personal use of aircraft.

(3)	These amounts represent matching contributions under our 401(k) Plan.

(4)	Effective December 1, 2001, Mr. Smith voluntarily elected to eliminate the base salary component of his compensation. Mr. Aronoff voluntarily elected to eliminate the base salary component of his compensation effective January 1, 2002.

(5)	Mr. Aronoff took a leave of absence from Quest effective June 3, 2003.

(6)	Mr. Morse joined Quest in January 2001.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in 2002, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock. No stock appreciation rights were granted during 2002.

Name	Option Grants in 2002				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)
	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in 2002(%)	Exercise Price ($/Share)	Expiration Date	5%	10%
Vincent C. Smith	800,000	12.2%	$8.30	08/07/12	$4,175,860	$10,582,450
David M. Doyle	—	—	—	—	—	—
Eyal M. Aronoff	600,000	9.2	8.30	08/07/12	3,131,895	7,936,837
M. Brinkley Morse	200,000	3.1	8.30	08/07/12	1,043,965	2,645,612

(1)	These options were granted at an exercise price equal to the fair market value of Quest Common Stock on the grant date. These options vest as follows: 20% on the first anniversary of the date of grant, and 10% upon completion of each of the following eight six-month periods.

The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption that the market value of our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth, for the year ending December 31, 2002, certain information regarding options exercised by, and held at year-end by, the Named Executive Officers.

Name	Shares Acquired Upon Exercise(#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at December 31, 2002(#)		Value of Unexercised In-the-Money Options at December 31, 2002($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Vincent C. Smith	—	—	215,666	1,369,334	—	$1,608,000
David M. Doyle	—	—	37,500	62,500	—	—
Eyal M. Aronoff	—	—	236,020	1,160,000	$449,647	1,206,000
M. Brinkley Morse	—	—	172,500	677,500	—	402,000

(1)	Calculated on the basis of the fair market value of our Common Stock on the exercise date, less the applicable exercise price per share, multiplied by the number of shares exercised.

(2)	Calculated on the basis of the fair market value of our Common Stock on December 31, 2002 ($10.31 per share), less the applicable exercise price per share, multiplied by the number of shares underlying the options.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of our executive officers or any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

Director Compensation and Other Arrangements

Directors currently receive no cash remuneration for serving on the board of directors or any committee thereof. Non-employee directors are reimbursed for reasonable expenses incurred by them in attending board and committee meetings. Non-employee board members are also eligible for option grants pursuant to the provisions of the automatic option grant program under our 1999 Stock Incentive Plan. According to the terms of the automatic option grant program, Messrs. Lane, Nieto and Klausmeyer each received options to puchase 50,000 shares of Quest Common Stock on the date they were elected to the Board of Directors. On the date of our most recent Annual Meeting, each of Messrs. Lane, Murdock and Machin received an automatic grant of options to purchase 15,000 shares of Quest Common Stock pursuant to this plan at an exercise price equal to the fair market value of such shares as of the same date.

EQUITY COMPENSATION PLAN INFORMATION

Description of the 1999 Stock Incentive Plan and 2001 Stock Incentive Plan.

The following description of the 1999 Stock Incentive Plan (the “1999 Plan”) and 2001 Stock Incentive Plan (the “2001 Plan,” and collectively with the 1999 Plan, the “Incentive Plans”) is a summary of material terms only.

The 1999 Plan. As of the Record Date, we had reserved 23.5 million shares of Common Stock for issuance under the 1999 Plan for employees, non-employee members of the Board of Directors or the board of directors of any parent or subsidiary, consultants and other independent advisors who provide services to Quest (or any parent or subsidiary). There are approximately 1,700 persons eligible to participate in the 1999 Plan.

The 1999 Plan, as originally adopted, was divided into five separate programs:

•	the Discretionary Option Grant Program under which certain eligible individuals may be granted options to purchase shares of Common Stock at an exercise price determined by the plan administrator;

•	the Stock Issuance Program under which certain eligible individuals may be issued shares of Common Stock directly, through the purchase of such shares at a price determined by the plan administrator or as a bonus tied to the performance of services;

•	the Salary Investment Option Grant Program which may, at the plan administrator’s discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

•	the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

•	the Director Fee Option Grant Program which may, in the plan administrator’s discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

The Salary Investment Option Grant Program has not been activated by the plan administrator and, effective as of                          , 2003, the 1999 Plan has been amended to eliminate the Salary Investment Option Grant Program. The 1999 Plan was also amended, effective as of                          , 2003, to modify the Director Fee Option Grant Program. As a result of the amendment, options granted to non-employee Board members in respect of director fees will be granted at fair market value. Specifically, the number of stock options to be granted to a non-employee director who elects to apply director fees will be that number of options which have an aggregate estimated fair value equal to the fees applied, and the exercise price of those options will be equal to the per-share fair market value of the Quest Common Stock as of the date of grant of such option. The fair value of each option grant will be estimated on the date of grant using the Black-Scholes option-pricing model used by Quest for purposes of estimating the compensation cost of option grants for financial reporting purposes. As so modified, the Director Fee Option Grant Program will be activated for the calendar year beginning January 1, 2004. A copy of the 1999 Plan, as amended, is attached as Appendix A.

The 2001 Plan. As of the Record Date, we had reserved 10 million shares of Common Stock for issuance under the 2001 Plan for employees, consultants and other independent advisors who provide services to Quest (or any parent or subsidiary). Officers and directors of Quest are not eligible to participate in the 2001 Plan unless and until the 2001 Plan is approved by our shareholders. There are approximately 1,670 persons eligible to participate in the 2001 Plan. The 2001 Plan is not required to be and has not been approved by the Company’s shareholders.

The 2001 Plan is divided into two separate programs:

•	the Discretionary Option Grant Program under which eligible persons may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock; and

•	the Stock Issuance Program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to Quest (or any parent or subsidiary).

Administration. Under the Incentive Plans, the Compensation Committee of the Board of Directors administers the discretionary option grant programs and the stock issuance programs. This committee determines which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee also has the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

Plan Features. The Incentive Plans each include the following features:

•	The exercise price for any options granted under the plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

•	The Compensation Committee has the authority to cancel outstanding options under the discretionary option grant program, with the consent of the holder of each such option, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our Common Stock on the new grant date.

•	Stock appreciation rights may be issued under the discretionary option grant program. Such rights provide the holders with the election to surrender their outstanding options for a distribution from us equal to the fair market value of the vested shares of Common Stock subject to the surrendered option less the exercise price payable for those shares. We may make the payment in cash or in shares of Common Stock.

Change in Control. The Incentive Plans include the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

•	In the event of a change in ownership or control of Quest (by way of merger, sale of assets or otherwise), each outstanding option under the discretionary option grant program which is not assumed or continued by the successor corporation will immediately become exercisable for all the shares represented by such option, and all unvested shares will immediately vest, except to the extent repurchase rights with respect to those shares are to be assigned to the successor corporation.

•	The plan administrator has complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee’s service with the acquiring entity or us is subsequently terminated. The vesting of outstanding shares under the Incentive Plans may be accelerated upon similar terms and conditions.

•	The plan administrator may also grant options, which will immediately vest upon our acquisition by another entity, whether or not the successor corporation assumes those options.

•	The plan administrator may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of the outstanding voting stock or a change in the majority of our Board of Directors through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual’s service.

Automatic Option Grant Program. Under the terms of the 1999 Plan, each individual who first becomes a non-employee Board member at any time after August 13, 1999, the date we completed our initial public offering, will automatically receive an option grant for 50,000 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of Quest. In addition, on the date of each annual shareholders meeting, each non-employee Board member who has served as a non-employee Board member since the date of the last annual shareholders meeting will automatically be granted an option to purchase 15,000 shares of Common Stock.

Each automatic grant will have a term of ten years, subject to earlier termination following the optionee’s cessation of Board service. The initial 50,000 share option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by us, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each 50,000 share automatic option grant will vest over a four year period in successive equal annual installments upon the individual’s completion of each year of Board service over the four-year period measured from the option grant date. However, the shares subject to each such automatic grant will immediately vest in full upon certain changes in control or ownership of Quest or upon the optionee’s death or disability while a Board member. Each 15,000 share automatic option grant will be immediately exercisable and fully vested on the option grant date.

Director Fee Option Grant Program. Under the terms of the 1999 Plan, as amended in __________ __, 2003, each non-employee Board member may elect to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a stock option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to the fair market value of the option shares on the grant date, and the number of shares subject to the option will be that number of options that have an aggregate estimated fair value equal to the amount of the directors fees that otherwise would have been paid to the non-employee director electing to apply the fees. The fair value of these option grants will be estimated on the date of grant using the Black-Scholes option-pricing model used by Quest for purposes of estimating the compensation cost of option grants for financial reporting purposes. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon certain changes in the ownership or control of Quest or the death or disability of the optionee while serving as a Board member.

Limited Stock Appreciation Rights. Under the terms of the Incentive Plans, limited stock appreciation rights are automatically included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs and may be granted to one or more of our officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to Quest upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based on the highest price per share of Common Stock paid in connection with the tender offer.

Amendment. The Board may amend or modify the Incentive Plans at any time, subject to any required shareholder approval. The 1999 Plan will terminate no later than June 8, 2009 and the 2001 Plan will terminate no later than March 1, 2011.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table gives information about our Common Stock that may be issued upon the exercise of options under all of our existing equity compensation plans as of December 31, 2002, including our 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and 2001 Stock Incentive Plan, and stock options assumed in connection with our acquisitions of Foglight Software, OnWire Technologies and FastLane Technologies.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,293,384	(2)	$13.30	987,495	(4)
Equity compensation plans not approved by security holders	7,973,980	(3)	$11.61	1,985,070

Totals	19,267,364		$13.21	2,972,565

(1)	Excludes options to purchase 13,965 shares of Common Stock with a weighted-average exercise price of $27.72 per share, options to purchase 3,821 shares of Common Stock with a weighted-average exercise price of $51.51 per share and options to purchase 85,457 shares of Common Stock with a weighted-average exercise price of $28.89 per share, which were assumed by Quest in connection with our acquisitions of Foglight Software, OnWire Technologies and FastLane Technologies, respectively.

(2)	Excludes purchase rights accruing under our 1999 Employee Stock Purchase Plan.

(3)	Issued under our 2001 Stock Incentive Plan. See the description above of the 2001 Stock Incentive Plan.

(4)	Includes 346,461 shares available for issuance under our 1999 Employee Stock Purchase Plan as of December 31, 2002, of which 286,815 shares were issued on the February 1, 2003 purchase date. Excludes shares made available for issuance upon approval by our shareholders of certain amendments to these plans at our 2003 Annual Meeting of Shareholders.

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring shareholder action. Proposal No. 1 requests that the shareholders approve the amendment of our 1999 Stock Incentive Plan and 2001 Stock Incentive Plan to permit the exchange of options issued thereunder having an exercise price of U.S. $14.00 per share or higher for a lesser number of new options to be granted at least six months and one day from the date of cancellation of the surrendered options. Proposal No. 2 requests approval of an amendment to our Bylaws to change the authorized number of directors from a range of four to seven to a range of five to nine. Each of these proposals is discussed in more detail in the pages that follow.

Quest has been advised by Messrs. Smith, Doyle and Aronoff, who collectively, own more than 50% of the outstanding shares of Common Stock entitled to vote at the Special Meeting, that they intend to vote for approval of the amendments to the 1999 Stock Incentive Plan and 2001 Stock Incentive Plan and for approval of the amendment to our Bylaws, each as set forth in the shareholder proposals discussed below. Accordingly, the approval of these proposals is assured.

SHAREHOLDER PROPOSALS

PROPOSAL NO. 1

AMENDMENT OF THE QUEST SOFTWARE, INC. 1999 STOCK INCENTIVE PLAN (THE “1999 PLAN”) AND THE 2001 STOCK INCENTIVE PLAN (THE “2001 PLAN”) (COLLECTIVELY, THE “INCENTIVE PLANS”) TO PERMIT THE EXCHANGE OF OPTIONS ISSUED UNDER THE INCENTIVE PLANS HAVING AN EXERCISE PRICE OF U.S. $14.00 PER SHARE OR HIGHER FOR A LESSER NUMBER OF NEW OPTIONS TO BE GRANTED AT LEAST SIX MONTHS AND ONE DAY AFTER THE CANCELLATION OF THE SURRENDERED OPTIONS (THE “OPTION EXCHANGE PROGRAM”)

Our Board of Directors has determined that it would be in the best interests of Quest and our shareholders to amend the Incentive Plans to permit the Option Exchange Program. Under the Option Exchange Program, eligible employees, other than our directors, Named Executive Officers and other executive officers, will be offered the one-time opportunity to exchange their stock options currently outstanding under the 1999 Plan, 2001 Plan, OnWire Technologies, Inc. 1996 Stock Option/Stock Issuance Plan and Foglight Software, Inc. 1998 Stock Option Plan that have a per share exercise price of $14.00 or higher for a lesser number of options to be issued at least six months and one day from the date the surrendered options are cancelled. The new options would have an exercise price equal to the fair market value of our common stock on the date of the new grant. The text of the proposed amendments to the Incentive Plans is attached as Appendix B. Approval of this amendment requires the affirmative vote of a majority of the outstanding shares present in person or represented by proxy and entitled to vote at our Special Meeting.

Our stock incentive plans, including the 1999 Plan, 2001 Plan, OnWire Technologies, Inc. 1996 Stock Option/Stock Issuance Plan and Foglight Software, Inc. 1998 Stock Option Plan, are an integral part of our employee compensation. Stock options granted under these plans are intended to align the interests of our employees with those of our shareholders and to provide our employees with the opportunity to share in Quest’s success. These stock options also provide Quest a means to attract, retain and motivate employees.

Largely as a result of the sustained downturn in the technology sector, including the software industry in which Quest operates, many of the stock options held by Quest employees have exercise prices that are significantly higher than the current fair market value of our Common Stock. As a result, a large number of our stock options are no longer effective as incentives to motivate and retain employees.

The Option Exchange Program would allow Quest to provide its employees with a valuable incentive to remain employed by Quest. By implementing the Option Exchange Program, Quest intends to provide eligible employees with the benefit of owning options that, over time, may have a greater potential to increase in value. We believe this would create better performance incentives for our employees, which should motivate our employees to maximize shareholder value.

Option Exchange Program

Under the proposed Option Exchange Program, eligible employees electing to participate would surrender unexercised options they currently hold with an exercise price of U.S. $14.00 per share or higher, referred to as “eligible options,” and in return receive new stock option grants to purchase a lesser number of shares, in accordance with a specified exchange ratio. Eligible employees are employees of Quest or one of our subsidiaries as of the commencement date of the Option Exchange Program that remain an employee through the expiration date of the exchange offer and that hold eligible options. The Option Exchange Program is open to eligible employees in any country in which the program is offered. The new options would have an exercise price equal to the closing sales price of our common stock as reported on the Nasdaq National Market on the new option grant date. The ratios of surrendered options to replacement options would vary from 1.2 to 1, to 3 to 1, depending upon the exercise price of the surrendered options.

We have attempted to structure the Option Exchange Program in a manner that balances the interests of both our shareholders and employees. Although many of the underwater stock options currently held by our employees are not likely to be exercised as long as our stock price is lower than the relevant exercise price, these options will remain on Quest’s books with the potential to dilute the ownership interest of our shareholders for up to ten years from the grant date. Under the terms of the Option Exchange Program, we will cancel a larger number of outstanding options than the number of replacement options that we will issue.

As of October __, 2003, there were approximately ________ options to purchase Quest common stock outstanding under the Incentive Plans, representing approximately ___% of our total shares outstanding. If 100% of eligible options were to be exchanged and new grants made in accordance with the exchange ratios set out below, the number of options outstanding would be reduced by approximately ______________ shares, or ___% of all options outstanding under the Incentive Plans.

Background

As of October __, 2003, there were _____________ shares underlying options outstanding under our Incentive Plans and _________ shares available for grant. Of the outstanding options, as of October __, 2003, options to purchase __________ shares of common stock would be eligible for exchange under the proposed Option Exchange Program.

Exercise Price of Surrendered Option	Eligible Options Outstanding

$14.00 to $18.00

$18.01 to$20.00

$20.01 to $25.00

$25.01 to $33.00

$33.01 to $39.00

$39.01 and greater

The fair market value of a share of our Common Stock on October __, 2003, as reported on the Nasdaq National Market was $____.

Details of the Option Exchange Program

Implementing the Stock Option Exchange Program

Our Board of Directors authorized the Option Exchange Program in June 2003. If our shareholders approve this proposal at the Special Meeting, Quest intends to promptly commence this one-time offer to exchange options.

If our shareholders approve the amendment to the Incentive Plans and the Option Exchange Program commences, eligible employees will be offered the opportunity to participate in the Option Exchange Program under an Offer to Exchange to be filed with the Securities and Exchange Commission (“SEC”) and distributed to all eligible employees. Employees will be given at least twenty business days in which to accept the offer of the new options in exchange for the surrender of their eligible options. The surrendered options will be cancelled promptly following this election period. The new options will be granted no earlier than six months and one day following the cancellation of the old options.

Eligibility

If implemented, the Option Exchange Program will be open to all current Quest employees who hold eligible options, worldwide, where feasible and practical under local regulations as determined by Quest. However, the Option Exchange Program will not be available to our Board of Directors, Named Executive Officers and other executive officers. An employee who tenders his or her options for exchange must also have been continuously employed with Quest and be an eligible employee on the date of the new grant in order to receive the new options. If an optionee is no longer a Quest employee for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the Option Exchange Program commences, that optionee cannot participate in the program. If an optionee is no longer a Quest employee for any reason on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her options for exchange, that individual would not receive a new grant and the tendered options would be forfeited. Voting in favor of this proposal at the Special Meeting does not constitute an election to participate in the Option Exchange Program.

Exchange Ratios

The number of eligible options an employee must surrender in order to receive one new option was determined in a manner intended to minimize shareholder dilution. These exchange ratios are set forth in the table below (new option grants calculated according to the exchange ratios set forth below will be rounded up to the nearest whole share):

Exercise Price of Surrendered Option	Exchange Ratio (Surrendered to New)
$14.00 to $18.00	1.2 to 1
$18.01 to $20.00	1.4 to 1
$20.01 to $25.00	1.6 to 1
$25.01 to $33.00	2.0 to 1
$33.01 to $39.00	2.5 to 1
$39.01 and greater	3.0 to 1

If an eligible employee elects to participate in the Option Exchange Program, all options granted to such employee within the six-month period prior to the commencement of the program will be automatically exchanged for new options at a 1-to-1 exchange ratio.

Election to Participate

Under the Option Exchange Program, eligible employees may make a one-time election to cancel grants of stock options that have an exercise price of U.S. $14.00 per share or higher and exchange them for new options in accordance with the exchange ratios set forth above.

Participation in the Option Exchange Program will be voluntary. Options granted prior to the six-month period immediately preceding the commencement of the program may be cancelled at the employee’s discretion on a grant-by-grant basis. Once an employee elects to participate, however, he or she must also surrender any options granted to such employee in the six-month period immediately preceding the commencement of the program in order to avoid unfavorable accounting treatment for Quest.

Exercise Price of New Options

All new options will be granted with an exercise price equal to the closing sales price of our common stock as reported on the Nasdaq National Market on the date of the new grant.

Vesting of New Options

Except in certain countries outside of the United States as determined by Quest, the replacement options will vest over a period of 3 1/2 years, subject to continued employment with Quest. This means that all replacement options would be completely unvested at the time of the new grant, regardless of whether the options exchanged were partially or wholly vested. However, all replacement options granted in respect of options granted to employees during the six-month period preceding the commencement of the Option Exchange Program will vest over a period equal to the vesting term of the original option.

Term of New Options

Except in certain countries outside of the United States as determined by Quest, under the Option Exchange Program, each new option will have a term equal to the remaining term of the surrendered option it replaces. This ensures that the employees who participate in the Option Exchange Program will not derive any additional benefit from an extended term in which to exercise.

Other Terms and Conditions of the New Options

If the eligible options were granted under the 1999 Plan or the 2001 Plan, the terms and conditions of the new options will be identical to those of the options which are exchanged, except for differences in the exercise price, and with respect to the vesting and exercisability of the new options. If the eligible options were granted under the OnWire Plan or the Foglight Plan, the new options will be subject to the terms and conditions of the 1999 Plan. However, if the eligible options are exchanged by one of our employees resident in France, Israel or the United Kingdom, the new options, at our discretion, may be granted under the terms of a sub-plan adopted under the 1999 Stock Incentive Plan. The terms of the sub-plan will be substantially similar to those of the 1999 Stock Incentive Plan, except with respect to terms modified to avoid potentially negative tax treatment for our employees resident in those countries.

The tax treatment of new options granted under either the 2001 Plan or the 1999 Plan, or an applicable sub-plan, may differ from that of the eligible options, since all new options will be nonqualified stock options, regardless of whether the eligible options were incentive stock options or nonqualified stock options. The shares of common stock for which the new options will be exercisable have already been registered with the SEC as part of the registration statements we have filed for our Incentive Plans.

Accounting Treatment

We have structured the program to comply with current Financial Accounting Standards Board guidelines so that we will receive the same accounting treatment for the new options as we do for our current options. In other words, the program has been designed so that we will not be subject to variable accounting compensation charges against our earnings as a result of the new options.

U.S. Federal Income Tax Consequences

The exchange of options should be treated as a non-taxable exchange and no income for U.S. federal income tax purposes should be recognized by us or our employees upon the grant of the new options.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the Option Exchange Program will be described in a Tender Offer Statement that we will file with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange Program to comply with SEC comments. In addition, it is currently our intention to make the program available to our employees who are located outside of the United States, where permitted by local law and where we determine it is practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

Benefits of the Option Exchange Program to Employees and Officers

Because the decision whether to participate in the Option Exchange Program is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, nor the number of replacement options that we may grant. As noted above, however, our Named Executive Officers, other executive officers and members of our Board of Directors are not eligible to participate in the Option Exchange Program. Of the outstanding options held by eligible employees as of October __, 2003, the maximum number of shares of common stock underlying options, which could be exchanged, is __________ and the maximum number of shares of common stock underlying the new options which could be issued under the above exchange ratios would be __________.

Effect on Shareholders

We are not able to predict the impact the Option Exchange Program will have on your rights as a shareholder because we are unable to predict how many option holders will exchange their options or what the future market price of our stock will be at the time of the new grant.

The Board of Directors has unanimously approved the amendment to the 1999 Plan and the 2001 Plan and recommends that shareholders vote “FOR” the amendment.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO BYLAWS

General

The Company’s Bylaws currently provide that the authorized number of directors shall be a minimum of four (4) and a maximum of seven (7), with the exact number of directors to be fixed from time to time within such range by the Board of Directors or the shareholders. The Board of Directors previously fixed the exact number of directors at seven (7) in accordance with the Bylaws. The Board of Directors has adopted, subject to shareholder approval, an amendment to the Bylaws that would increase the minimum authorized number of directors to five (5) and the maximum authorized number of directors to nine (9). The exact number of directors will remain at seven (7) once this Bylaw amendment is approved and until changed within the range by the Board or the shareholders.

The Board of Directors believes that this proposed Bylaw amendment would enable the Board to take timely advantage of the availability of well-qualified candidates for appointment to the Board, in particular, candidates from outside the Company whose skills and experience will benefit the Company. Upon the effectiveness of the amendment, the Board will have the ability to add additional directors up to a maximum of nine without shareholder approval.

Amendment to Bylaws

Once the amendment is approved at the Annual Meeting, Section 3.2 of the Quest Bylaws would be amended to read as follows:

3.2. Number of Directors. The authorized number of directors of the corporation shall be not less than five (5) nor more than nine (9) and the exact number of directors shall be set by a resolution duly adopted by the Board of Directors or by the shareholders. The minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Bylaw duly adopted by vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16  2/3%) of the outstanding shares entitled to vote thereon. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Vote Required

The affirmative vote of a the holders of majority of the outstanding voting shares of Common Stock entitled to vote at the Annual Meeting is required to approve the amendment to the Bylaws.

The Board of Directors recommends that the shareholders vote “FOR” approval of the amendment to our Bylaws.

OTHER MATTERS

No other matters may be submitted to the shareholders for approval at the Special Meeting.

SHAREHOLDER PROPOSALS

Shareholders who intend to present proposals at the next annual meeting of shareholders must send such proposals to Quest for receipt no later than January 1, 2004 in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

In addition, the proxies solicited by the Board for the 2004 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than March 19, 2004.

October     , 2003

Irvine, California

Appendix A

[1999 Plan (as amended)]

A-1

Appendix B

Text of proposed amendment to the

Quest Software, Inc. 1999 Stock Incentive Plan

The Plan is hereby amended to permit an exchange of outstanding options to purchase shares of Common Stock by current employees of the Corporation and its subsidiaries, other than Section 16 Insiders, who hold options having an exercise price per share equal to or greater than $14.00 for replacement options to be granted on a date that is at least six months and one day from the date the options are cancelled, having an exercise price per share equal to the Fair Market Value of a share of Common Stock on the date of grant. Any current employee not employed by the Corporation or a subsidiary on the date of grant of the replacement options will not receive replacement options.

The exchange ratios for shares covered by surrendered options in exchange for shares covered by future replacement options shall be as follows:

Exercise Price of Surrendered Option	Exchange Ratio (Surrendered to New)
$14.00 to $18.00	1.2 to 1
$18.01 to $20.00	1.4 to 1
$20.01 to $25.00	1.6 to 1
$25.01 to $33.00	2.0 to 1
$33.01 to $39.00	2.5 to 1
$39.01 and greater	3.0 to 1

Participation in the exchange offer will be voluntary. Options granted to an employee under the Plan may be cancelled at such employee’s discretion on a grant-by-grant basis. To participate in the exchange offer, an employee must surrender (a) all of the eligible options granted to such employee in a single grant and (b) all of the options granted to such employee during the six-month period immediately preceding the commencement of the exchange offer.

Except in certain countries outside of the United States as determined by the Board or the Primary Committee (a) each replacement option will have a term equal to the remaining term of the surrendered option it replaces, and (b) each replacement option will vest over a period of 3 1/2 years, subject to continued employment with the Corporation. However, any replacement options granted in respect of an option that was granted to an employee during the six-month period preceding the commencement of the exchange offer will vest over a period equal to the vesting term of the original term. All other terms and conditions of the option exchange and the replacement options shall be determined in the sole discretion of the Board or the Primary Committee.

Text of proposed amendment to the

Quest Software, Inc. 2001 Stock Incentive Plan

The Plan is hereby amended to permit an exchange of outstanding options to purchase shares of Common Stock by current employees of the Corporation and its subsidiaries, other than Section 16 Insiders, who hold options having an exercise price per share equal to or greater than $14.00 for replacement options to be granted on a date that is at least six months and one day from the date the options are cancelled, having an exercise price per share equal to the Fair Market Value of a share of Common Stock on the date of grant. Any current employee not employed by the Corporation or a subsidiary on the date of grant of the replacement options will not receive replacement options.

B-1

The exchange ratios for shares covered by surrendered options in exchange for shares covered by future replacement options shall be as follows:

Exercise Price of Surrendered Option	Exchange Ratio (Surrendered to New)
$14.00 to $18.00	1.2 to 1
$18.01 to $20.00	1.4 to 1
$20.01 to $25.00	1.6 to 1
$25.01 to $33.00	2.0 to 1
$33.01 to $39.00	2.5 to 1
$39.01 and greater	3.0 to 1

Participation in the exchange offer will be voluntary. Options granted to an employee under the Plan may be cancelled at such employee’s discretion on a grant-by-grant basis. To participate in the exchange offer, an employee must surrender (a) all of the eligible options granted to such employee in a single grant and (b) all of the options granted to such employee during the six-month period immediately preceding the commencement of the exchange offer.

Except in certain countries outside of the United States as determined by the Board or the Primary Committee (a) each replacement option will have a term equal to the remaining term of the surrendered option it replaces, and (b) each replacement option will vest over a period of 3 1/2 years, subject to continued employment with the Corporation. However, any replacement options granted in respect of an option that was granted to an employee during the six-month period preceding the commencement of the exchange offer will vest over a period equal to the vesting term of the original term. All other terms and conditions of the option exchange and the replacement options shall be determined in the sole discretion of the Board or the Primary Committee.

B-2

QUEST SOFTWARE, INC

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [•], 2003

You may vote by telephone toll-free or on the internet, or complete, sign and date and mail the form below. Your vote must be received prior to 12:00 midnight Pacific Time on [•], 2003.

[Name and address of shareholder]

TO VOTE BY TELEPHONE OR ON THE INTERNET, USE THE CONTROL NUMBER BELOW

YOUR CONTROL NUMBER

Call Toll-free

On a Touch-Tone Phone:

24 hours a day, 7 days a week

1-888-216-1316

Have this form available when you call the toll-free number. Then, enter your control number and follow the prompts.

TO VOTE BY INTERNET, HAVE THIS FORM AVAILABLE AND FOLLOW THE DIRECTIONS WHEN YOU VISIT: WWW.DIRECTVOTE.COM/QSFT

YOU DO NOT NEED TO RETURN THE FORM BELOW IF YOU VOTE BY TELEPHONE OR THE INTERNET.

QUEST SOFTWARE, INC.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [•], 2003

YOUR CONTROL NUMBER

The undersigned shareholder of Quest Software, Inc. (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement with respect to the Special Meeting of Shareholders of Quest Software, Inc. to be held at the Company’s principal executive offices, located at 8001 Irvine Center Drive, Irvine, California 92618 on [•], [•], 2003 at 10:00 a.m. Pacific Time, and hereby appoints Vincent C. Smith and M. Brinkley Morse, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Company’s Common Stock which the undersigned is entitled to vote at such meeting and any adjournments of such meeting, as set forth below.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.

IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE

Attendance at the Special Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis.

DETACH AT THE PERFORATION BELOW.

YOU DO NOT NEED TO RETURN THIS CARD IF

YOU HAVE VOTED BY TELEPHONE OR INTERNET.

☒	Please mark in dark ink in the manner shown

1.	To approve an amendment to the Company’s 1999 Stock Incentive Plan and 2001 Stock Incentive Plan to permit the exchange of options issued thereunder having an exercise price of U.S. $14.00 per share or higher for a lesser number of new options to be granted at least six months and one day from the date of cancellation of the surrendered options; and

☐    FOR     ☐    AGAINST     ☐    ABSTAIN

2.	To approve an amendment to our Bylaws to increase the minimum number of directors from four to five and the maximum number of directors from seven to nine, so that the authorized number of directors will be a range of five to nine

☐    FOR     ☐    AGAINST     ☐    ABSTAIN

This proxy card should be signed by the shareholder(s) exactly as his or her name(s) appear(s) hereon, dated and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both persons should sign.

Signature	Date: ,2003
Signature	Date: ,2003

UNLESS YOU HAVE VOTED BY TELEPHONE OR ON THE INTERNET, PLEASE VOTE, SIGN, DATE AND RETURN THIS CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.